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                                                                     EXHIBIT 4.5

                                 BUY-OUT OPTION


This buy-out option is between _________________________ and AmeriVision Communications, Inc.

__________________________ is a purchaser of       shares of common stock at
a purchase price of ___________ per share on _____________________.

AmeriVision Communications, Inc. will buy back the stock purchased by the above shareholder in the following manner.

         1) AmeriVision stock held less than one year will receive 10% return.

         2) AmeriVision stock held from one year to 18 months will receive a 15% return.

         3) AmeriVision stock held for 18 months to 36 months will receive an 18% return.

         4) AmeriVision stock held for over 36 months will receive 90% of the market established by AmeriVision management. (Accounts on line producing revenue times $200 divided by number of shares outstanding times 90%)



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Date                                        Tracy Freeny, President
                                            AmeriVision Communications, Inc.


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Witness                                                          ,Stockholder


Interest is figured on an annual percentage rate. This buy-back agreement is at the option of the stockholder.